                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        Strategic Distribution, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          STRATEGIC DISTRIBUTION, INC.
                          3220 TILLMAN DRIVE, SUITE 200
                          BENSALEM, PENNSYLVANIA 19020
                            -------------------------

                            NOTICE & PROXY STATEMENT
                            -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2001


To Strategic Distribution Shareholders:

            NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Strategic Distribution, Inc. ("SDI" or the "Company"), a Delaware corporation, will be held on May 16, 2001, at 10:00 a.m., local time, at the offices of Willkie Farr & Gallagher, the Company's counsel, 787 Seventh Avenue, 38th Floor, New York, New York 10019-6099, for the following purposes, as more fully described in the accompanying Proxy Statement:

            1. To elect nine (9) directors to serve for the ensuing year and until their successors are elected ("Proposal I");

            2. To approve an amendment to the Company's Second Restated Certificate of Incorporation to effect a reverse stock split pursuant to which every ten shares of outstanding common stock would be reclassified into one share of common stock ("Proposal II");

            3. To approve an amendment to the Company's Second Restated Certificate of Incorporation to decrease the authorized number of shares of common stock from 50,000,000 to 20,000,000 shares ("Proposal III");

            4. To ratify the appointment of KPMG LLP as independent auditors of SDI for the fiscal year ending December 31, 2001 ("Proposal IV"); and

            5. To transact such other business as may properly come before the meeting or any adjournment thereof.

            Only shareholders of record at the close of business on April 3, 2001 are entitled to receive notice of and to vote at the meeting.

            All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are encouraged to complete, date, sign and mail the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have returned a proxy.

            THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THE PROPOSED ACTIONS ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES AS DIRECTORS AND FOR PROPOSALS II, III AND IV.


                                    By order of the Board of Directors




                                    William R. Berkley
                                    Chairman of the Board


April 18, 2001

                           --------------------------

IMPORTANT: PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                          STRATEGIC DISTRIBUTION, INC.
                          3220 TILLMAN DRIVE, SUITE 200
                          BENSALEM, PENNSYLVANIA 19020
                              PHONE: (215) 633-1900
                            -------------------------

                                 PROXY STATEMENT
                            -------------------------

                                  INTRODUCTION

            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Strategic Distribution, Inc. ("SDI" or the "Company"), for use at the annual meeting of shareholders to be held on May 16, 2001 at the offices of Willkie Farr & Gallagher, the Company's counsel, 787 Seventh Avenue, 38th Floor, New York, New York 10019-6099, and at any adjournment or postponement thereof (the "Meeting"). The Company's 2000 Annual Report, which accompanies this Proxy Statement, is being sent, on or about April 19, 2001, to persons who were shareholders of record on April 3, 2001.

            Written communications to the Company should be sent to the Company's office at 3220 Tillman Drive, Suite 200, Bensalem, Pennsylvania 19020. The Company can be reached by telephone at (215) 633-1900.

MATTERS TO BE CONSIDERED AT THE MEETING

            At the Meeting, the holders of shares of Common Stock, par value $.10 per share (the "Common Stock"), of the Company will be asked to consider and vote upon four proposals described in this Proxy Statement and on any other matters properly brought before the Meeting.

            The following is a brief summary of the four proposals. The summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. THE MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE NOMINEES AS DIRECTORS, IN FAVOR OF EACH OF THE TWO AMENDMENTS TO THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION AND IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS.

PROPOSAL I

            Proposal I concerns the election of a board of nine (9) directors, seven of whom are currently serving as members of the Board of Directors.

PROPOSAL II

            Proposal II concerns the approval of an amendment to the Company's Second Restated Certificate of Incorporation to effect a reverse stock split pursuant to which every ten shares of outstanding Common Stock would be reclassified into one share of the Common Stock.

PROPOSAL III

            Proposal III concerns the approval of an amendment to the Company's Second Restated Certificate of Incorporation to decrease the authorized number of shares of the Common Stock from 50,000,000 shares to 20,000,000 shares.

PROPOSAL IV

            Proposal IV concerns the ratification of the appointment of KPMG LLP as the Company's independent auditors.

                              VOTING AT THE MEETING

            The Board of Directors has fixed the close of business on April 3, 2001 as the record date for the Meeting, and only holders of record of the Common Stock at the close of business on that date are entitled to notice of, and to vote at, the Meeting. On that date, there were outstanding and entitled to vote 30,912,210 shares of the Common Stock, held by approximately 1,500 holders of record. The holders of a majority of the shares of the Common Stock outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Meeting.

            The election of the Board of Directors requires the affirmative vote of a plurality of the shares of the Common Stock present, in person or by proxy, and voting at the Meeting. "Plurality" means that the individuals who receive the greatest number of votes cast "for" are elected as directors up to the maximum number of directors to be chosen at the Meeting. The approval of Proposals II and III require the affirmative vote of a majority of the outstanding shares of the Common Stock. The approval of Proposal IV requires the affirmative vote of a majority of the shares of the Common Stock present, in person or by proxy, and entitled to vote at the Meeting.

            Shareholders may cast their votes in favor of or against each matter presented at the Meeting, or shareholders may abstain from voting. Shareholders abstaining will be deemed present at the Meeting for the purpose of determining whether a quorum has been constituted. Broker non-votes will be counted for the purpose of determining whether a quorum has been constituted, but will be disregarded for voting purposes. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required. William R. Berkley currently owns approximately 23.38% of the outstanding shares of the Common Stock and has advised the Company that he intends to vote such shares in favor of the proposals described herein.

PROXIES

            If the enclosed proxy is properly executed and returned in time for the Meeting, the shares of the Common Stock represented thereby will be voted in accordance with the instructions given thereon. If no instructions are given, such shares will be voted "for" each nominee as director and "for" Proposals II, III and IV. Proxies will extend to, and be voted at, any adjournment of the Meeting.

            The Board of Directors does not intend to bring before the Meeting any business other than as set forth in this Proxy Statement and has not been informed that any other business is to be presented at the Meeting. However, should any other matter properly come before the Meeting, the proxies confer discretionary authority with respect to acting thereon and it is the intention of the persons named as proxies in the accompanying proxy or their duly authorized and constituted substitutes to vote or act thereon in accordance with their best judgment.

            Any shareholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised by giving written notice to the Secretary of the Company at the above address, by voting the shares represented by such proxy in person at the Meeting or by giving a later dated proxy at any time before the shares are voted at the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy.

EXPENSES OF SOLICITATION

            The costs of the solicitation of proxies will be borne by the Company. Such costs include preparing, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy and reimbursing brokerage firms and others for reasonable expenses incurred by them in connection with forwarding proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone or other communications by directors, officers or regular employees of the Company acting without special compensation.

                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

            The Common Stock is the only class of capital stock of the Company outstanding and entitled to vote. As of April 3, 2001, there were issued and outstanding 30,912,210 shares of the Common Stock. As of April 3, 2001, there were outstanding options issued under the Company's Amended and Restated 1990 Incentive Stock Option Plan (the "1990 Plan") to purchase a total of 1,263,906 shares of the Common Stock at prices ranging from $0.97 to $6.94 per share, outstanding options issued under the Company's 1999 Incentive Stock Option Plan (the "1999 Plan") to purchase a total of 605,500 shares of the Common Stock at prices ranging from $0.86 to $2.81 per share, and outstanding options issued under the Company's Amended and Restated 1996 Non-Employee Director Stock Plan (the "Director Stock Plan") to purchase a total of 128,000 shares of the Common Stock at prices ranging from $0.44 to $8.00 per share. In addition, non-qualified options issued to an officer of a subsidiary of the Company to purchase a total of 60,000 shares of the Common Stock at a price of $2.81 per share remained outstanding.


             Each share of the Common Stock is entitled to one vote.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL I)

INTRODUCTION

            The Board of Directors unanimously recommends that shareholders vote FOR the election as directors of the nominees referred to in this section.

            The following table sets forth each nominee's name, age and the year in which such nominee first became a director:


                                                                               Year First
         Name                        Position(s)                       Age   Became Director
         ----                        -----------                       ---   ---------------

William R. Berkley        Director of the Company and  Chairman of     55        1994
                          the Board of Directors

William R. Berkley, Jr.   Director of the Company                      28          *


Andrew M. Bursky          Director of the Company                      44        1988

Catherine B. James        Director of the Company                      48        1990

Robert D. Neary           Director of the Company                      67        1999

Jack H. Nusbaum           Director of the Company                      60        1996

Joshua A. Polan           Director of the Company                      53        1988

Mitchell I. Quain         Director of the Company                      49        1995

Ronald C. Whitaker        Director of the Company and President and    53          *
                          Chief Executive Officer of the Company

----------
* Indicates a nominee to the Board of Directors who is not currently serving as a Director.

            Directors are elected to serve for one year or until the next annual meeting of shareholders.

            The nine individuals set forth in the above table are all of the nominees for election as directors at the Meeting. All of the nominees have consented to being named as such in this Proxy Statement and have agreed to serve if elected. If any nominee should become unavailable, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

BACKGROUND OF NOMINEES

            The following is a brief account of the business experience of each of the nominees for election as a director. Except as indicated below, there are no family relationships or special understandings pursuant to which such persons have been nominated as directors of the Company. None of the nominees has any substantial interest in any matter to be acted upon.

            William R. Berkley has been a member of the Board of Directors since 1994, and was elected Chairman of the Board of Directors in March 2000. He serves as Chairman of the Board of several other companies which he controls or founded. These include W.R. Berkley Corporation, a publicly held property and casualty insurance holding company; Pioneer Companies, Inc. which, through its indirect wholly owned subsidiaries, is engaged in the business of manufacturing and distributing chlorine and caustic soda and related products; Associated Community Bancorp, Inc., a bank holding company which owns all of the issued and outstanding capital stock of The Greenwich Bank & Trust Company, a Connecticut chartered commercial bank, and Westport National Bank, a Federally chartered commercial bank; and Interlaken Capital, Inc., a private investment firm ("Interlaken Capital"). Mr. Berkley is Vice-Chairman, and a member of the Executive Committee, of the Board of Trustees of the University of Connecticut; a Trustee and member of the Executive Committee of the Board of Trustees of New York University; Chairman of the Board of Overseers of New York University Stern School of Business; a Director of Georgetown University; and Co-Chairman of the Sabin Vaccine Institute. Mr. Berkley is the father of William R. Berkley, Jr.

            William R. Berkley, Jr. is not currently a member of the Board of Directors, this being the first time he has been nominated to be a Director of the Company. He serves as Vice President of W.R. Berkley Corporation, where he has been employed since August 1997. From July 1995 to August 1997, Mr. Berkley served in the Corporate Finance department of Merrill Lynch Investment Company. He is a director of Associated Community Bancorp, Inc.; Westport National Bank; Middlesex Bank & Trust Company, a Massachusetts trust company located in Newton, Massachusetts; Master Protection Holdings, Inc., a provider of fire protection services; and Interlaken Capital. Mr. Berkley is the son of William R. Berkley.

            Andrew M. Bursky has been a member of the Board of Directors since July 1988. From July 1988 to March 2000, he served as Chairman of the Board of Directors. He was President of the Company from November 1989 to December 1990. He has been a Managing Partner of Pegasus Investors, L.P., a private investment firm, since June 1999. For more than five years prior to June 1999, Mr. Bursky served as a Managing Director of Interlaken Capital. Mr. Bursky is a director of Pioneer Companies, Inc.

            Catherine B. James has been a member of the Board of Directors since 1990. She has been working full time as a Director of Enterprise Asset Management, Inc. since June 1999. Ms. James served as Executive Vice President and Chief Financial Officer of Fine Host Corporation, a contract food service company, from April 1997 to September 1998. She served as Chief Financial Officer of the Company from February 1996 to April 1997, served as Executive Vice President of the Company from January 1989 to April 1997, and served as Secretary and Treasurer of the Company from December 1989 to April 1997. She was Chief Financial Officer of the Company from January 1989 to September 1993. From 1990 to April 1997, Ms. James served as a Managing Director of Interlaken Capital and, from 1982 through 1988, was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure. Ms. James is a director of Prima Energy Corporation.

            Robert D. Neary has been a member of the Board of Directors since January 1999. He is retired Co-Chairman of Ernst & Young, and currently is Chairman of the Board of Trustees of the Armada Funds. Mr. Neary is a director of Cold Metal Products, Inc. and Commercial Metals Company, and is Chairman of the American Institute of Certified Public Accountants' Quality Control Inquiry Committee.

            Jack H. Nusbaum has been a member of the Board of Directors since 1996. He is Chairman of the New York law firm of Willkie Farr & Gallagher where he has been a partner for more than the last five years. He also is a director of Associated Community Bancorp, Inc., W.R. Berkley Corporation, Neuberger Berman Inc., Pioneer Companies, Inc., Prime Hospitality Corp. and The Topps Company, Inc.

            Joshua A. Polan has been a member of the Board of Directors since 1988. He has been an executive officer of Interlaken Capital since June 1988, currently serving as a Managing Director. For more than the five years prior to June 1988, Mr. Polan was a partner in the accounting firm of Touche Ross & Co. He is currently a director of Master Protection Holdings, Inc., a provider of fire protection services, and FLOORgraphics, Inc., a point of purchase media company.

            Mitchell I. Quain has been a member of the Board of Directors since 1995. He is presently Global Head of the Industrial Manufacturing Group at ING Barings LLC and, since May 1997, has been Executive Vice President of ING Barings LLC. For more than five years prior to May 1997, Mr. Quain was a Managing Director of Schroder Wertheim & Company. Mr. Quain is a director of Allied Products Corporation, a director of MagneTek, Inc., a director of Mechanical Dynamics, Inc. and a director of Titan International. Mr. Quain is Chairman of the Board of Overseers of the School of Engineering and Applied Sciences at the University of Pennsylvania where he also serves on the Board of Trustees, and is a member of the Board of Trustees of Curry College, Milton, Massachusetts.

            Ronald C. Whitaker is not currently a member of the Board of Directors, this being the first time he has been nominated to be a Director of the Company. He has served as President and Chief Executive Officer of the Company since September 2000. From July 1999 to September 2000, Mr. Whitaker was an Operating Partner of Pegasus Investors, L.P., and from October 1996 to July 1999 served as President and Chief Executive Officer of Johnson Worldwide Associates, a worldwide producer of outdoor sporting goods. Prior to October 1996, he held the positions of President, Chief Executive Officer and/or Chairman at various manufacturing companies, including EWI (Studebaker) Inc., Colt's Manufacturing and Wheelabrator Corporation. He is currently a director of Weirton Steel Corporation, Firearms Training Systems, and Code Alarm Inc., and serves on the Board of Trustees of The College of Wooster.

            Fine Host Corporation, of which Ms. James was Executive Vice President and Chief Financial Officer from April 1997 to September 1998, filed a Chapter 11 petition for reorganization under Federal bankruptcy laws in January 1999.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

                            APPROVAL OF REVERSE SPLIT
                                  (PROPOSAL II)

BACKGROUND

            The Common Stock is quoted on the Nasdaq National Market ("Nasdaq"). In order for the Common Stock to continue to be quoted on Nasdaq, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of the Common Stock is less than $1.00 per share for certain periods of time as described in the Nasdaq rules, Nasdaq may de-list the Common Stock from trading on Nasdaq. If a de-listing were to occur, the Common Stock would be eligible to trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient and not as broad as Nasdaq.

            On March 20, 2001, the Company received a letter from Nasdaq advising it that the Common Stock had not met Nasdaq's minimum bid price requirement and that the Common Stock would be de-listed on March 28, 2001 unless the Company requested a hearing with the Nasdaq Listing Qualifications Panel (the "Panel") to review the Nasdaq staff's de-listing determination. Upon receiving the letter from Nasdaq, the Company promptly requested a hearing with the Panel, and has received a hearing date of May 3, 2001. De-listing of the Common Stock has been delayed, pending the outcome of the May 3rd hearing.

            In response to the Nasdaq de-listing notice, the Company proposes that a 1-for-10 reverse stock split (the "Reverse Split") be implemented for the purpose of increasing the market price of the Common Stock above the Nasdaq minimum bid requirement. In addition, the Company must maintain compliance with all requirements for continued listing on Nasdaq, including a $5 million market value of public float requirement. At April 3, 2001, the market value of the Company's public float was approximately $9.1 million, based on a public float of approximately 18,200,000 shares of the Common Stock and the closing bid price of $0.50 on April 3, 2001. Assuming no further issuances of stock, following the Reverse Split the number of shares included in the public float would decrease from approximately 18,200,000 to approximately 1,820,000. Accordingly, the Common Stock would need to trade at or above approximately $2.75 after the Reverse Split in order to comply with the Nasdaq continued listing criteria. There is no assurance that the Company will meet the minimum bid price requirement or the minimum public float requirement following the Reverse Split.

            The Board of Directors considered the potential harm to the Company of a de-listing from Nasdaq, and determined that the Reverse Split was the best way to achieve compliance with Nasdaq's minimum bid price listing standard. Accordingly, the Board adopted resolutions, subject to approval by Company shareholders, to amend the Company's Second Restated Certificate of Incorporation to effect the Reverse Split. The Reverse Split will not change the par value of the Common Stock.

PURPOSE AND MATERIAL EFFECTS OF PROPOSED REVERSE SPLIT

            One of the key requirements for continued listing on the Nasdaq National Market is that the Common Stock must maintain a minimum bid price above $1.00 per share. The Company believes that the Reverse Split will improve the price level of the Common Stock so that the Company is able to maintain compliance with the Nasdaq minimum bid price listing requirement. A higher per share price may also make the Common Stock more attractive to certain types of investors. Furthermore, the

Company believes that maintaining the Nasdaq National Market listing, if possible, may provide a broader market for the Common Stock.

            However, the effect of the Reverse Split upon the market price for the Common Stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. There can be no assurance that the market price per share of the Common Stock after the Reverse Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the Reverse Split. There can be no assurance that the market price per post-Reverse Split share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq National Market, including the minimum public float requirement. The market price of the Common Stock may also be affected by the Company's performance and other factors, some of which may be unrelated to the number of shares outstanding. There can be no assurance that the Company will not be de-listed due to a failure to meet other continued listing requirements even if the market price per post-Reverse Split share of the Common Stock is in excess of $1.00.

            The Reverse Split will affect all Company shareholders uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split would result in any shareholder owning a fractional share. In lieu of issuing fractional shares, each holder of shares of the Common Stock who would otherwise be entitled to a fraction of a share will receive from the Company the number of shares of the Common Stock the holder would otherwise be entitled to receive, rounded up to the next whole number of shares of the Common Stock.

            The principal effects of the Reverse Split will be that (i) the number of shares of the Common Stock issued and outstanding will be reduced from 30,912,210 shares as of April 3, 2001 to approximately 3,091,221 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of the Common Stock will enable such holders to purchase, upon exercise of their options, one-tenth of the number of shares of the Common Stock which such holders would have been able to purchase had they exercised their options immediately preceding the Reverse Split at an exercise price equal to ten times the exercise price specified before the Reverse Split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the Reverse Split, and (iii) the number of shares reserved for issuance under the 1999 Plan and the Director Stock Plan will be reduced to one-tenth of the number of shares currently reserved under each such plan.

            The Reverse Split will not affect the par value of the Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced to one-tenth of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be increased because there will be fewer shares of the Common Stock outstanding.

            The Reverse Split will not change the proportionate equity interests of Company shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for possible immaterial changes due to the rounding up of fractional shares as described above. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

CERTAIN EFFECTS OF THE REVERSE SPLIT

            Shareholders should recognize that if the Reverse Split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by ten). While the Company expects that the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Common Stock by a multiple equal to the exchange ratio or result in a permanent increase in the market price (which is dependent upon many factors, including the Company's performance and prospects). Also, should the market price of the Common Stock decline, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity in the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of Company shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

            The Board of Directors has authorized the Company to commence an odd-lot tender offer whereby the Company would offer to purchase the shares of all Company shareholders who own less than 100 shares of the Common Stock after the Reverse Split has been completed. The price at which the Company would offer to purchase such shares has not been determined. While the Company currently intends to commence the odd-lot tender offer promptly after completion of the Reverse Split, there can be no assurance that the Company will commence the odd-lot tender offer.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

            If the Reverse Split is approved by the Company's shareholders, the Company will promptly file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company's Second Restated Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment (the "Effective Date"), without the necessity of any further action on the part of the holders of the Common Stock. Beginning on the Effective Date, each certificate representing pre-Reverse Split shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares, whether or not any or all of the certificates for shares of the Common Stock dated prior to the Effective Date shall have been surrendered or new certificates evidencing the number of post-Reverse Split shares have been issued.

            As soon as practicable after the Effective Date, shareholders will be notified that the Reverse Split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates (the "Exchange Agent"). Holders of pre-Reverse Split shares will be asked to surrender to the Exchange Agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATE UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

            The Company will not issue fractional certificates for post-Reverse Split shares in connection with the Reverse Split. Instead, each holder of shares of the Common Stock who would otherwise be entitled to a fraction of a share will receive from the Company the number of shares of the Common Stock the holder would otherwise be entitled to receive, rounded up to the next whole number of shares of the Common Stock.

NO DISSENTER'S RIGHTS

            Under the Delaware General Corporation Law, Company shareholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's Second Restated Certificate of Incorporation to effect the Reverse Split, and the Company will not independently provide shareholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

            The following is a summary of important tax considerations relating to the Reverse Split. It addresses only shareholders who hold the pre-Reverse Split shares and post-Reverse Split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-Reverse Split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split. Each shareholder is advised to consult his or her tax advisor as to his or her own situation.

            A shareholder generally will not recognize gain or loss on the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received will be equal to the aggregate tax basis of the pre-Reverse Split shares exchanged therefor and the holding period of the post-Reverse Split shares received will include the holding period of the pre-Reverse Split shares exchanged.

            No gain or loss will be recognized by the Company as a result of the Reverse Split.

VOTE REQUIRED

            The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Second Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE SPLIT.

                 APPROVAL OF DECREASE IN AUTHORIZED COMMON STOCK
                                 (PROPOSAL III)

            The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Second Restated Certificate of Incorporation to decrease the Company's authorized number of shares of the Common Stock from 50,000,000 shares to 20,000,000 shares.

            The decrease in the authorized number of shares of the Common Stock will prevent the Reverse Split, set forth in Proposal II above, from causing approximately 45,000,000 shares of the Common Stock from being neither issued nor outstanding nor reserved for issuance. While an increase in the number of shares of the Common Stock that are not issued or outstanding or reserved for issuance could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another entity), the Company is not aware of any current effort to accumulate shares of the Common Stock. The Board of Directors believes it is in the best interests of the Company to decrease the authorized number of shares of the Common Stock in conjunction with the Reverse Split. Adoption of the proposed amendment to decrease the authorized number of shares of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock. Other than the proposed Reverse Split described in Proposal II above, and this proposal to decrease the authorized number of shares of the Common Stock, the Board does not currently contemplate recommending the adoption of any other amendments to the Company's Second Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of the Company.

            If the amendment is approved by the Company's shareholders, it will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Company's Second Restated Certificate of Incorporation; PROVIDED, HOWEVER, THAT IF THE REVERSE SPLIT, AS DESCRIBED IN PROPOSAL II, IS NOT APPROVED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL NOT FILE THE CERTIFICATE OF AMENDMENT EFFECTING THE DECREASE IN THE COMPANY'S AUTHORIZED NUMBER OF SHARES OF THE COMMON STOCK, AND THE DECREASE WILL NOT OTHERWISE BE CONSUMMATED.

            The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Second Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S SECOND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMMON STOCK FROM 50,000,000 SHARES TO 20,000,000 SHARES.

                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL IV)

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL IV.

            KPMG LLP has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2001. The Board of Directors is submitting this matter to a vote of shareholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified at the Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 2001 fiscal year without further shareholder action. Further, even if the appointment of auditors is ratified by shareholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of shareholders. The audit of the Company for fiscal 2000 was conducted by KPMG LLP.

            During the Company's fiscal year ending December 31, 2000, the Company paid KPMG LLP fees for audit services totaling $165,000, fees for tax and accounting services related to the sale of Intermat totaling $90,200, and fees for other projects totaling $19,000. The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

            A representative of KPMG LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the Meeting.

            The affirmative vote of a majority of the shares of the Common Stock present, in person or by proxy, and entitled to vote at the Meeting will be required to approve this Proposal IV. Broker non-votes will be disregarded for voting purposes and will have no effect on the outcome of the vote on this Proposal IV; however, an abstention on this Proposal IV will have the effect of a negative vote.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL IV.

                             COMMITTEES AND MEETINGS

            During the fiscal year ended December 31, 2000, the Board of Directors held four meetings and acted three times by unanimous written consent. Each of the directors attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member.

            Nominees for directors are selected by the entire Board of Directors rather than any committee of the Board. The Board has four standing committees: the Executive Committee, the Stock Option and Compensation Committee, the Audit Committee and the Section 162(m) Committee.

            The Executive Committee, composed of William R. Berkley and Andrew
M. Bursky, has the authority, with the authorization of the Board of Directors, to exercise all of the powers and authority of the Board to the extent permitted under the laws of the State of Delaware and the Company's Second Restated Certificate of Incorporation and By-laws. The Executive Committee did not meet during 2000 or act by unanimous written consent.

            The Stock Option and Compensation Committee, composed of Andrew M. Bursky and Joshua A. Polan, establishes the general compensation policies of the Company and the specific compensation level for the Company's executive officers. The Stock Option and Compensation Committee also administers the Director Stock Plan and, prior to the formation of the Section 162(m) Committee, administered the 1990 Plan. The Stock Option and Compensation Committee did not hold any official meetings or act by unanimous written consent in 2000.

            The Audit Committee, composed of Robert D. Neary, Andrew M. Bursky and Mitchell I. Quain, undertakes those tasks which, in its judgment, most effectively contribute to the integrity of the Company's financial reporting process. In particular, the Audit Committee makes recommendations concerning the engagement of independent public accountants, the plans and results of the audit engagement, approves professional services provided by the independent public accountants, considers audit and non-audit fees, and reviews the Company's internal audit controls with management and the independent public accountants. The Audit Committee held two meetings in 2000. The Board of Directors has determined that the members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. Attached as Exhibit A to this Proxy Statement is a copy of the written Audit Committee Charter adopted by the Company's Board of Directors.

            The Section 162(m) Committee is composed of Andrew M. Bursky and Robert D. Neary, and has the authority to administer the 1990 Plan and approve all options granted thereunder, as well as all options granted under the 1999 Plan. The Section 162(m) Committee held one meeting in 2000 and acted once by unanimous written consent.

                            COMPENSATION OF DIRECTORS

            During the fiscal year ended December 31, 2000, in consideration of services rendered during 2000, each of the non-employee members of the Board of Directors received, under the Director Stock Plan, non-qualified options to purchase 4,000 shares of the Common Stock at a price of $0.44 per share. Under the Director Stock Plan, each of the Company's directors who is not an employee of the Company will be granted an option to purchase 4,000 shares of the Common Stock on December 31 of each year. All options are granted at a price equal to the fair market value of the Common Stock on the date of grant, and have a maximum term of five years. During 2000, each non-employee director of the Company received a cash fee of $3,000 in consideration of each meeting of the Board attended by the director. In addition, each non-employee director who served on a committee of the Board during 2000, and who remained a director at the end of 2000, received a cash fee of $1,000. During 2001, each non-employee director of the Company will receive a cash fee of $3,000 in consideration of each meeting of the Board attended by the director. In addition, each non-employee director who serves on a committee of the Board during 2001, and who remains a director at the end of 2001, will receive a cash fee of $1,000. The Company also has a general policy to reimburse members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at directors' meetings.


                      IDENTIFICATION OF EXECUTIVE OFFICERS


                            EXECUTIVE POSITION AND        OFFICER     TERM
         NAME                    OFFICES HELD              SINCE     EXPIRES    AGE
         ----                    ------------              -----     -------    ----

William R. Berkley     Chairman of Board of Directors      2000       2001      55

Ronald C. Whitaker     President and Chief Executive       2000       2001      53
                       Officer

Michael F. Bonner      Vice President, Chief Financial     2000       2001      40
                       Officer, Secretary and Treasurer

David L. Courtright    Chief Accounting Officer,           1998       2001      47
                       Controller and Assistant
                       Treasurer


BACKGROUND OF EXECUTIVE OFFICERS

            The following is a brief account of the business experience of each of the persons listed in the foregoing table. There are no family relationships or special understandings pursuant to which such persons have been elected as officers of the Company except as described below. None of the officers has any substantial interest in any matter to be acted upon, other than the election of Directors in the case of Mr. Berkley and Mr. Whitaker.

            Mr. Berkley has been Chairman of the Board of Directors since March 2000, and has served as a Director of the Company since 1994. He serves as Chairman of the Board of several other companies which he controls or founded. These include W.R. Berkley Corporation, a publicly held property and casualty insurance holding company; Pioneer Companies, Inc. which, through its indirect wholly owned subsidiaries, is engaged in the business of manufacturing and distributing chlorine and caustic soda and related products; Associated Community Bancorp, Inc., a bank holding company which owns all of the issued and outstanding capital stock of The Greenwich Bank & Trust Company, a Connecticut chartered commercial bank, and Westport National Bank, a Federally chartered commercial bank; and Interlaken Capital. Mr. Berkley is Vice-Chairman, and a member of the Executive Committee, of the Board of Trustees of the University of Connecticut; a Trustee and member of the Executive Committee of the Board of Trustees of New York University; Chairman of the Board of Overseers of New York University Stern School of Business; a Director of Georgetown University; and Co-Chairman of the Sabin Vaccine Institute.

            Mr. Whitaker has served as President and Chief Executive Officer of the Company since September 2000. From July 1999 to September 2000, Mr. Whitaker was an Operating Partner of Pegasus Investors, L.P., and from October 1996 to July 1999 served as President and Chief Executive Officer of Johnson Worldwide Associates, a worldwide producer of outdoor sporting goods. Prior to October 1996, he held the positions of President, Chief Executive Officer and/or Chairman at various manufacturing companies, including EWI (Studebaker) Inc., Colt's Manufacturing and Wheelabrator Corporation. He is currently a director of Weirton Steel Corporation, Firearms Training Systems, and Code Alarm Inc., and serves on the Board of Trustees of The College of Wooster.

            Mr. Bonner has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since April 2000. From October 1998 to April 2000, Mr. Bonner was Vice President, Chief Financial Officer and Secretary of BriteSmile Inc., a publicly traded company specializing in
dental technology.   From January 1998 to October 1998, he was Vice
President, Administration for Silverline Building Products, Inc., and from June 1991 to December 1997 held senior financial positions with Graphic
Packaging Corporation.   Mr. Bonner began his career at Arthur Andersen LLP,
providing auditing and consulting services to manufacturing, healthcare and financial services organizations. Mr. Bonner received his MBA from Drexel University and a BS degree from La Salle University. He is a certified public accountant and a certified management accountant.

            Mr. Courtright has served as Chief Accounting Officer and Controller of the Company since March 1998. From 1991 until joining the Company in September 1997, Mr. Courtright operated his own financial consulting business, primarily providing services related to business mergers, acquisitions and divestitures. From April 1987 until December 1990, Mr. Courtright served as Assistant Corporate Controller of the Pullman Company, a diversified manufacturer of industrial products. For twelve years prior to joining the Pullman Company, Mr. Courtright practiced as a certified public accountant, most recently as Senior Manager with Coopers & Lybrand.

            REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

            The Stock Option and Compensation Committee of the Board of Directors (the "Compensation Committee") establishes the general compensation policies of the Company and the specific compensation level for the Company's executive officers. The Compensation Committee also reviews the levels of compensation of senior officers of the Company's subsidiaries. The Compensation Committee is composed of Andrew M. Bursky and Joshua A. Polan.

CEO COMPENSATION

            The Compensation Committee established Mr. Whitaker's salary by considering the compensation packages of CEO's of comparably-sized companies, and by considering the type of compensation package that would be necessary in order to attract a Chief Executive Officer with the skills and experience necessary to achieve the goals that the Board of Directors had established for the Company. The Compensation Committee relied on its general knowledge of the industry and made a subjective determination based thereon.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

            The Compensation Committee believes that the compensation of executive officers of the Company should be heavily influenced by Company performance, as measured by operating, financial and strategic objectives. It further believes that Company performance should be viewed both from a short-term and a long-term perspective. The compensation levels of the Company's executive officers and of the senior officers of the Company's subsidiaries are set with a view to aligning compensation with the Company's business objectives and performance. The Compensation Committee believes it is important to use compensation to enable the Company to attract and reward officers who contribute to the Company's long-term success by demonstrated, sustained performance. To this end, the Company relies on cash compensation consisting of base salary and individual bonus awards and stock based compensation. Bonuses for 2000 were awarded to executive officers of the Company, and to senior officers of the Company's subsidiaries, based on the achievement of performance goals established by management and confirmed by the Compensation Committee.

            Stock options are granted to executive officers based on an evaluation of the executive's ability to influence the Company's long-term growth and profitability. In the case of senior officers employed by subsidiaries, the subsidiary's financial performance and potential future contributions to overall corporate profitability are also taken into account. During 2000, no options were granted to Mr. Whitaker, 75,000 options were granted to Mr. Bonner and 4,000 options were granted to Mr. Courtright. No options were granted to Mr. Sergey in 2000.

            Because none of the executive officers of the Company has received annual compensation in excess of $1 million, the Compensation Committee has not addressed all issues related to the annual deduction limit of $1 million for compensation paid to executive officers, which limit is set forth in Section 162(m) of the Code. In March 1999, however, the Board of Directors formed the
Section 162(m) Committee, which Committee has the authority to approve all options granted under the 1990 Plan and the 1999 Plan. All compensation received by executive officers as a result of the exercise of options approved by the
Section 162(m) Committee will be exempt from the deduction limit set forth in
Section 162(m) of the Code. The Compensation Committee believes that in today's competitive environment, it may be necessary to consider factors other than the deductibility of compensation in attracting and retaining qualified executive officers to serve with the Company and therefore remains flexible in this regard.

                     STOCK OPTION AND COMPENSATION COMMITTEE

                                Andrew M. Bursky
                                 Joshua A. Polan

  April 18, 2001

            The previous report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

            Andrew M. Bursky and Joshua A. Polan are directors of the Company. Mr. Bursky served as Chairman of the Board of Directors from 1988 to March 2000, and was President of the Company from November 1989 to December 1990. Mr. Polan is an executive officer of Interlaken Capital and is a member of the Company's Compensation Committee, while William R. Berkley is an executive officer of the Company and is Chairman of the Board of Interlaken Capital. See "Transactions with Affiliates" for a description of certain transactions between the Company and certain companies of which Mr. Polan and William R. Berkley are officers, directors and/or shareholders.

                        REPORT OF THE AUDIT COMMITTEE (1)

            The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility to oversee the process of financial reporting by the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

            The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services provided by the independent auditors with the auditors' independence.

            The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

            In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification.


Robert D. Neary, Chairman
Andrew M. Bursky
Mitchell I. Quain

----------

(1) This Section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             EXECUTIVE COMPENSATION

            The following table sets forth all the cash and non-cash compensation for the fiscal year ended December 31, 2000, and for each of the prior two fiscal years, awarded to or earned by the President, the Chief Financial Officer, and the Controller and Chief Accounting Officer of the Company, as well as by the former President of the Company whose employment with the Company terminated in September 2000. No other person who currently serves as an executive officer of the Company earned more than $100,000 in salary and bonus in any of the three fiscal years ended December 31, 2000. Mr. Berkley did not receive any compensation from the Company for the fiscal year ended December 31, 2000 (other than the same compensation as was received by other non-employee directors of the Company) but was an executive officer of and was compensated by Interlaken Capital during 2000. Interlaken Capital is party to a services agreement with the Company pursuant to which Interlaken Capital received fees of $298,050 during 2000. See "Transactions with Affiliates."

                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM COMPENSATION
                                                                                        ----------------------
                                                                                                 AWARDS
                                                                                                 ------
                                                ANNUAL COMPENSATION
                                                -------------------
    NAME AND PRINCIPAL POSITION                                         OTHER ANNUAL      NUMBER OF SECURITIES          ALL OTHER
       OF EXECUTIVE OFFICER            YEAR      SALARY       BONUS     COMPENSATION  UNDERLYING OPTIONS GRANTED(#)    COMPENSATION
       ---------------------           ----      ------       -----     ------------  -----------------------------    ------------

       RONALD C. WHITAKER (1)          2000      84,000        -0-          -0-                   -0-                      -0-
President and Chief Executive Officer

       MICHAEL F. BONNER (2)           2000     150,000      160,000        -0-                  75,000                    -0-
 Vice President and Chief Financial
              Officer


        DAVID L. COURTRIGHT            2000     107,000       36,700        -0-                  4,000                  2,625 (6)
    Chief Accounting Officer and       1999     100,000       15,600        -0-                  2,500                  2,500 (6)
             Controller
                                       1998      89,000       10,000        -0-                  8,600                  1,968 (6)


         JOHN M. SERGEY (3)            2000     400,000        -0-       16,700 (4)               -0-                  130,500 (7)
          Former President             1999     400,000        -0-       20,000 (4)             425,000                115,824 (8)
                                       1998     353,000       65,000     68,788 (5)              75,000                 12,986 (9)

----------
(1)   Mr. Whitaker's employment with the Company commenced on September 29,
      2000.
(2)   Mr. Bonner's employment with the Company commenced on April 10, 2000.
(3)   Mr. Sergey's employment with the Company terminated on September 29,
      2000, but under the terms of his separation agreement with the Company he continued to be paid through December 31, 2000.
(4)   Represents an automobile allowance.
(5) Represents 1998 relocation expenses ($48,788) and an automobile allowance ($20,000).
(6)   Represents contributions to the Company's Retirement Savings Plan.
(7)   Represents contributions to the Company's Retirement Savings Plan
      ($2,500) and premiums paid for a life insurance policy ($128,000). A trust of which Mr. Sergey is the grantor is the beneficiary of the life insurance policy, and the $128,000 represents the cost of the term life insurance portion of the policy, as well as the net present value of the cash surrender value of the policy to be received by the trust attributable to premiums paid in 2000.
(8) Represents contributions to the Company's Retirement Savings Plan ($2,500) and premiums paid for a life insurance policy ($113,324).
(9) Represents premiums paid for term life and disability insurance ($10,452) and contributions to the Company's Retirement Savings Plan ($2,534).

                        OPTION GRANTS IN LAST FISCAL YEAR

            The following table sets forth all options granted during 2000 to the persons named in the Summary Compensation Table.


                                                                                                 POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF         % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                            SECURITIES        OPTIONS GRANTED    EXERCISE OR                   PRICE APPRECIATION FOR OPTION TERM
                            UNDERLYING         TO EMPLOYEES      BASE PRICE    EXPIRATION      ----------------------------------
         NAME            OPTIONS GRANTED(#)    IN FISCAL YEAR      ($/SH)        DATE          5% ($)               10% ($)
         ----            ------------------    --------------      ------        ----          ------               -------
Ronald C. Whitaker               0                   0               0            0               0                    0

Michael F. Bonner            75,000(1)             15.6%           $1.70      04/17/2010       80,184               203,202

David L. Courtright           4,000(2)               *             $2.69      03/14/2010        6,767                17,149

John M. Sergey                   0                   0               0            0               0                    0

----------
  *Less than 1%

(1) These options were granted on April 17, 2000, and vest in three equal installments on the first three anniversaries of the grant date.
(2) These options were granted on March 14, 2000, and vest in four equal installments on the first four anniversaries of the grant date.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

            The following table indicates, for all persons named in the Summary Compensation Table, their year-end option holdings and the value of in-the-money unexercised options at December 31, 2000. None of these individuals exercised any options in 2000.


                                                                                               VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES                      IN-THE-MONEY
                          SHARES                        UNDERLYING UNEXERCISED                 OPTIONS AT FY-END($)
                        ACQUIRED ON      VALUE           OPTIONS AT FY-END (#)                 --------------------
         NAME            EXERCISE(#)  REALIZED($)   EXERCISABLE      UNEXERCISABLE  EXERCISABLE(1)       UNEXERCISABLE(1)
         ----            ---------    -----------   -----------      -------------  --------------       ----------------

Ronald C. Whitaker           0             0              0                 0               0                      0
Michael F. Bonner            0             0              0              75,000             0                      0
David L. Courtright          0             0            9,233             5,867             0                      0
John M. Sergey               0             0              0                 0               0                      0

----------

(1) The fiscal year-end closing price of the Common Stock was $0.44. No options were in-the-money at December 31, 2000.

               EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                          CHANGE IN CONTROL AGREEMENTS

            Mr. Bonner entered into a letter agreement with the Company in March 2000 relating to his employment with the Company as Vice President and Chief Financial Officer. Under the letter agreement, Mr. Bonner is entitled to a base salary of $200,000, a minimum 2000 bonus of $60,000 payable in the first quarter of 2001, and nine months severance if Mr. Bonner's employment is terminated by the Company for reasons other than cause.

            On April 11, 1997, the Company entered into a three year Executive Employment Agreement (the "Executive Employment Agreement") with Mr. Sergey, pursuant to which, beginning on May 1, 1997, Mr. Sergey became President and Chief Executive Officer of the Company for base compensation of not less than $360,000 per year. The Executive Employment Agreement was amended on March 11, 1999 (the "1999 Employment Agreement Amendment") in order to, among other things, extend the term of the Executive Employment Agreement through May 1, 2003 and increase Mr. Sergey's base compensation to not less than $400,000 per annum effective January 1, 1999. In addition, as an inducement to enter into the Executive Employment Agreement, Mr. Sergey was granted non-qualified options to purchase up to 400,000 shares of the Common Stock and, upon commencement of his employment with the Company, Mr. Sergey was granted incentive stock options under the 1990 Plan to purchase up to 100,000 shares of the Common Stock. In addition, the Company sold Mr. Sergey 400,000 shares of the Common Stock (the "Purchased Shares") for an aggregate amount of $1,700,000 (an amount which the Compensation Committee determined to be the fair market value of the Common Stock on the date of the Executive Employment Agreement). The purchase price for the Purchased Shares was paid $700,000 in cash and the remainder was evidenced by a five year promissory note bearing interest at the rate of 7% per annum from Mr. Sergey to the Company that is secured by the Purchased Shares and recourse only to the Purchased Shares (the "Purchase Note"). In addition, Mr. Sergey will receive certain life insurance benefits, disability benefits, a car allowance and moving expenses. If Mr. Sergey's employment is terminated by the Company without "Cause" (as defined in the Executive Employment Agreement), or by Mr. Sergey for "Good Reason" (which, as defined in the Executive Employment Agreement, includes a change in control of the Company), Mr. Sergey will continue to receive his salary and reimbursement for the cost of health benefits until the balance of the employment term or one year, if longer, subject to setoff by amounts earned by Mr. Sergey from subsequent employment during such period.

            Pursuant to the 1999 Employment Agreement Amendment, the Company agreed to recommend that the Section 162(m) Committee grant Mr. Sergey 400,000 non-qualified stock options (the "March 1999 Sergey Options") under the 1999 Plan. The Section 162(m) Committee approved the March 1999 Sergey Options on March 11, 1999. The 1999 Employment Agreement Amendment also eliminated the Company's obligation to provide Mr. Sergey with term life insurance in exchange for the Company's obligation to fund a portion of the cost of a whole life insurance policy, the beneficiary of which is a family trust created by Mr. Sergey. At the time the 1999 Employment Agreement Amendment was executed, the terms of the Purchase Note were also amended to extend the due date of the Purchase Note from May 20, 2002 to May 1, 2003, and to provide that some or all of the principal and interest on the Purchase Note may be forgiven in the event that there is a change in control of the Company prior to May 1, 2003; the amount of the principal and interest to be forgiven depends upon the date of the change in control and the trading price of the Common Stock on the date of the change in control.

            Mr. Sergey resigned as President and Chief Executive Officer of the Company, effective September 29, 2000. Under the terms of a letter agreement between the Company and Mr. Sergey dated October 31, 2000, Mr. Sergey will receive the same benefits under the Executive Employment Agreement, as amended, as he would have received if his employment had been terminated without "Cause" or he had resigned for "Good Reason." Mr. Sergey will, therefore, continue to receive salary, at the rate of $400,000 per annum, and reimbursement for the cost of health benefits, through May 1, 2003, subject to setoff by amounts earned by Mr. Sergey from subsequent employment during such period. The rights and obligations of the Company and Mr. Sergey under the Purchase Note and the whole life insurance policy remain in effect. All Company stock options held by Mr. Sergey expired unexercised on December 31, 2000.

                         COMPANY STOCK PERFORMANCE GRAPH

            Set forth below is a graph comparing the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return of the NASDAQ Market Index and an index of a group of peer companies selected by the Company. The comparison of total shareholder returns assumes that $100 was invested on December 31, 1995 in each of the companies, the NASDAQ Market Index and the peer group index, and that dividends were reinvested when and as paid. The companies in the peer group are Lawson Products, Inc. ("Lawson"), Noland Company ("Noland"), MSC Industrial Direct Co., Inc. ("MSC"), Arden Industrial Products Inc. ("Arden"), JLK Direct Distribution, Inc. and Industrial Distribution Group, Inc. The Company is not included in the peer group. In calculating the yearly cumulative total shareholder return of the peer group index, the shareholder returns of the companies included in the peer group are weighted according to the stock market capitalizations of such companies at the beginning of each period for which a return is indicated.



[GRAPH]


--------------------------------------------------------------------------------------------
                          DEC-95     DEC-96     DEC-97      DEC-98     DEC-99     DEC-00
--------------------------------------------------------------------------------------------
STRATEGIC DISTRIBUTION     $100       $100        $57        $31         $18        $6
INC.
--------------------------------------------------------------------------------------------
NASDAQ US                  $100       $123       $151        $213       $395       $238
--------------------------------------------------------------------------------------------
CUSTOM COMPOSITE           $100       $123       $144        $120        $83       $103
INDEX (6 STOCKS)
--------------------------------------------------------------------------------------------

THE CUSTOM COMPOSITE INDEX CONSISTS OF LAWSON PRODUCTS, INC., NOLAND COMPANY, MSC INDUSTRIAL DIRECT CO., INC. (BEGINNING 1Q96), ARDEN INDUSTRIAL PRODUCTS INC. (THROUGH 2Q97), JLK DIRECT DISTRIBUTION, INC. (BEGINNING 3Q97, THROUGH 3Q00) AND INDUSTRIAL DISTRIBUTION GROUP, INC. (BEGINNING 4Q97).

The price of the Common Stock on December 31, 2000, as set forth in the Performance Graph, represents the last reported sale price of the Common Stock on the NASDAQ National Market on December 29, 2000, the last trading date in 2000.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

            The following table sets forth certain information, as of April 3, 2001, concerning beneficial ownership of the Common Stock (calculated based on 30,912,210 shares outstanding) by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company and each nominee to become a director,
(iii) each executive officer of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.


                Name and Address of             Amount and Nature of
Title of Class  Beneficial Owner (a)            Beneficial Ownership    Percent of Class
--------------  --------------------            --------------------    ----------------

Common Stock    William R. Berkley                      7,247,747(b)         23.43%(b)
                Director, Chairman of the Board

Common Stock    William R. Berkley, Jr.                    35,000              *
                Nominee for Director

Common Stock    Andrew M. Bursky                        1,138,956(c)          3.68%(c)
                Director

Common Stock    Catherine B. James                        752,408(d)          2.42%(d)
                Director

Common Stock    Robert D. Neary                            58,000(e)           *
                Director

Common Stock    Jack H. Nusbaum                            30,000(f)           *
                Director

Common Stock    Joshua A. Polan                           244,169(g)           *
                Director

Common Stock    Mitchell I. Quain                         327,488(h)          1.06%(h)
                Director

Common Stock    Ronald C. Whitaker                         10,000              *
                Nominee for Director,
                President and Chief
                Executive Officer

Common Stock    Michael F. Bonner                          25,000(i)           *
                Chief Financial Officer, Secretary
                and Treasurer

Common Stock    David L. Courtright                         9,600(j)           *
                Controller and Chief Accounting
                Officer

Common Stock    John M. Sergey(k)                         749,400             2.42%
                Former President

Common Stock    Dimensional Fund Advisors Inc.          2,456,028(l)          7.95%

Common Stock    Barry R. Feirstein                      3,100,000(m)         10.03%

Common Stock    All executive officers and
                directors (including nominees)
                as a group (12 persons)                10,627,768(n)         34.03%(n)

----------
* Owns less than 1% of the outstanding shares of the Common Stock.

(a) The business address of William R. Berkley is 165 Mason Street, Greenwich, Connecticut 06830. The business address of Dimensional Fund Advisors Inc. is set forth in footnote (l). The business address of Barry R. Feirstein is set forth in footnote (m).

(b) Includes (i) 388,410 shares of the Common Stock held by The Berkley Family Limited Partnership, and (ii) 20,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Berkley. Mr. Berkley is a general partner of The Berkley Family Limited Partnership and as such he may be deemed to be the beneficial owner of shares of the Common Stock beneficially owned by such entity. The number of outstanding shares used for calculating percent of class is 30,932,210.

(c) Includes (i) 11,000 shares of the Common Stock held by an IRA in Mr. Bursky's name, (ii) 18,000 shares of the Common Stock held by a Keogh Plan in Mr. Bursky's name, (iii) 20,000 shares of the Common Stock held in trust for Mr. Bursky's minor children, and (iv) 20,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Bursky. Mr. Bursky is the trustee for the trusts which hold shares of the Common Stock for his minor children, and as such he may be deemed to be the beneficial owner of such shares. The number of outstanding shares used for calculating percent of class is 30,932,210.

(d) Includes 173,000 shares of the Common Stock which are subject to currently exercisable stock options held by Ms. James. The number of outstanding shares used for calculating percent of class is 31,085,210.

(e) Includes 8,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Neary.

(f) Includes 20,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Nusbaum.

(g) Includes 20,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Polan, and 50,000 shares owned by Mr. Polan's spouse.

(h) Includes (i) 10,000 shares of the Common Stock held by the Samuel Quain Trust, (ii) 10,000 shares of the Common Stock held by the Rhonda Quain Trust, (iii) 10,000 shares of the Common Stock held by the Michelle Quain Trust, (iv) 10,000 shares of the Common Stock held by the Jacob Quain Trust (collectively, the "Trusts") and (v) 20,000 shares of the Common Stock which are subject to currently exercisable stock options held by Mr. Quain. Mr. Quain is Trustee of the Trusts and, as such, may be deemed to be beneficial owner of the shares held by the Trusts. The number of outstanding shares used for calculating percent of class is 30,932,210.

(i) Includes 25,000 shares of the Common Stock which are subject to stock options held by Mr. Bonner that will become exercisable within 60 days.

(j) Includes (i) 9,233 shares of the Common Stock which are subject to currently exercisable stock options and (ii) 367 shares of the Common Stock which are subject to stock options held by Mr. Courtright that will become exercisable within 60 days.

(k) Mr. Sergey resigned as President and Chief Executive Officer of the Company in September 2000.

(l) The business address of Dimensional Fund Advisors Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Information regarding Dimensional has been obtained by the Company from a Schedule 13G filed by Dimensional with the Securities and Exchange Commission on or about February 2, 2001. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 2,456,028 shares of the Common Stock as of December 31, 2000, all of which shares are held by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of all such shares.

(m) The business address of Barry R. Feirstein ("Feirstein") is 390 Park Avenue, 4th Floor, New York, NY 10022. Information regarding Feirstein has been obtained by the Company from a Schedule 13G filed by Feirstein with the Securities and Exchange Commission on or about February 14, 2001. As of December 31, 2000, Feirstein had sole voting and dispositive power over 3,100,000 shares of the Common Stock.

(n) Includes 315,600 shares of the Common Stock which are subject to options held by executive officers and directors of the Company that are currently exercisable or will become exercisable within 60 days. The number of outstanding shares used for calculating percent of class is 31,227,810.

                          TRANSACTIONS WITH AFFILIATES

            The Company has entered into an agreement (the "Services Agreement") with Interlaken Capital pursuant to which Interlaken Capital will provide the Company with certain corporate and administrative services including but not limited to services relating to accounting and internal legal advice. Mr. Berkley is the sole shareholder and one of two directors of Interlaken Capital. Mr. Polan is an employee and executive officer of Interlaken Capital. The fee to be paid by the Company pursuant to the Services Agreement is $12,500 per month plus expenses incurred by Interlaken Capital (the "Interlaken Monthly Fee"). Interlaken Capital is also entitled to receive transaction fees under the Services Agreement in connection with the divestiture of certain discontinued Company businesses (the "Transaction Fees"). Interlaken Monthly Fees will be reduced by any Transaction Fees received by Interlaken Capital. During 2000, the Company paid Interlaken Capital $298,050 under the Services Agreement, including a Transaction Fee of $189,425 paid in March 2000 for services rendered by Interlaken Capital in connection with the sale of the Company's INTERMAT, Inc. subsidiary. Because Interlaken Monthly Fees are reduced by the Transaction Fee, no further Monthly Fees were payable to Interlaken Capital under the Services Agreement. Besides providing services to the Company, Interlaken Capital provides legal, accounting and other services to companies engaged in such businesses as fire protection, banking and chemical manufacturing. The term of the Services Agreement extends from June 1, 1997 through May 31, 2001. The terms of the Services Agreement were approved by the Company's disinterested directors.

            The Company issued $1,400,000 aggregate principal amount of subordinated notes to the former shareholders of a former subsidiary of the Company in connection with the Company's acquisition of that company in January 1997. Subsequent to the acquisition, all of the subordinated notes were acquired by Jeffery O. Beauchamp, a former officer and director of the Company, and his wife. The subordinated notes were paid in full on January 28, 2000.

            The Company believes that the foregoing transactions were on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company will engage in transactions with affiliated parties only if they satisfy the foregoing criteria.

                              SHAREHOLDER PROPOSALS

            Securities and Exchange Commission regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders. Any such proposals for SDI's Annual Meeting of Shareholders to be held in 2002 must be received by SDI on or before December 7, 2001, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in proxy materials relating to that meeting. Proposals should be sent to: Strategic Distribution, Inc., c/o Ronald C. Whitaker, President and Chief Executive Officer, 3220 Tillman Drive, Suite 200, Bensalem, Pennsylvania 19020.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            To the Company's knowledge, each person who at any time during 2000 was a director, officer or beneficial owner of more than ten percent of the Common Stock filed on a timely basis all reports required by Section 16(a) of the Exchange Act.



                                  MISCELLANEOUS

            A copy of the Company's Annual Report for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, has been delivered free of charge to shareholders with this solicitation. A copy of the Company's Annual Report on Form 10-K, including exhibits if requested, will be furnished upon the payment of a reasonable fee to cover the Company's expense in reproducing and mailing same, to each shareholder who mails a written request therefor to: Strategic Distribution, Inc., 3220 Tillman Drive, Suite 200, Bensalem, Pennsylvania 19020, attention: Shareholder Services.


                           ---------------------------


            Please complete, date, sign and mail promptly the accompanying proxy in the postage-paid envelope enclosed for your convenience. The signing of the proxy will not prevent your attending the Meeting and voting in person.


Bensalem, Pennsylvania
April 18, 2001

EXHIBIT A

                          STRATEGIC DISTRIBUTION, INC.
                             AUDIT COMMITTEE CHARTER

ORGANIZATION
There shall be an Audit Committee of the Board of Directors composed of not less than three directors, appointed by the Board of Directors, who shall meet such requirements as are established for them pursuant to law or the rules of the Securities and Exchange Commission or any other applicable regulatory authority or securities exchange or trading system. The Audit Committee shall elect a chairperson from its own membership.

STATEMENT OF POLICY
The Audit Committee shall assist the Board in fulfilling its responsibility to oversee the process of financial reporting by the Corporation.

RESPONSIBILITIES
In performing its oversight function, the Audit Committee shall undertake those tasks which, in its judgment, most effectively contribute to the integrity of the financial reporting process. In particular, the Audit Committee shall:

  o Seek to establish a "tone at the top" or environment within the Corporation that encourages integrity in financial reporting.
  o Possess, along with the Board, ultimate authority and responsibility for the selection, evaluation, and, where appropriate, replacement of the independent auditors so that the independent auditors shall ultimately be accountable to the Board and to the Audit Committee as the representatives of shareholder interests.
  o Meet with the independent auditors to inquire into the scope of the audit proposed for the current year and significant audit procedures to be utilized, the adequacy of material accounting and financial controls.

  o In consultation with the management and the independent auditors, consider the integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.
  o Review the fees paid to the independent auditors for audit and non-audit services.
  o Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.
  o Discuss the financial statements contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements and discuss the auditors' judgment about the quality, and not just the acceptability, of the accounting principles and disclosures and any year-to-year changes.
  o Review with financial management and the independent auditors the Corporation's quarterly financial results prior to the release of earnings. Discuss any significant changes to the Corporation's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.
  o Review and reassess the adequacy of this Charter annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.
  o Review matters relevant to the independence of the independent auditors, receive from the independent auditors written statements delineating all relationships between the auditors and the Corporation, consistent with the Independence Standards Board Standard 1; engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors, and take, or recommend that the Board take, appropriate action to ensure the independence of the auditors.
  o Provide appropriate opportunity for the independent auditors to meet with the Audit Committee without management present.
  o Investigate any matter brought to the Audit Committee's attention within the scope of its duties, which, in its judgment, warrants investigation, possess the power to retain professional assistance for that purpose and review accounting and financial personnel.
  o Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Corporation's annual proxy statement.
  o Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.




Adopted:  March 14, 2001

                          STRATEGIC DISTRIBUTION, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                  ANNUAL MEETING OF SHAREHOLDERS, MAY 16, 2001

    The undersigned shareholder(s) of Strategic Distribution, Inc. (the "Company") hereby appoints David L. Courtright, William L. Mahone and Craig A. Swartz (collectively, the "Proxies"), and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with the power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the offices of the Company's counsel, Willkie Farr & Gallagher, 787 Seventh Avenue, 38th Floor, New York, New York on May 16, 2001 at 10:00 a.m. local time, and at any adjournments thereof, for the transaction of the following business:

                    /X/ PLEASE MARK VOTES AS IN THIS EXAMPLE
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL PROPOSALS

PROPOSAL I. Please indicate your vote for the Directors. The nominees are
            William R. Berkley, William R. Berkley, Jr., Andrew M. Bursky, Catherine B. James, Robert D. Neary, Jack H. Nusbaum, Joshua A. Polan, Mitchell I. Quain and Ronald C. Whitaker.
            ELECTION OF DIRECTORS        For / /    Withheld / /
            For all nominees, except the following:
          ______________________________________________________________________

PROPOSAL II. To approve an amendment to the Company's Second Restated
             Certificate of Incorporation to effect a reverse stock split pursuant to which every ten shares of outstanding common stock would be reclassified into one share of common stock.
                         For / /    Against / /    Abstain / /

PROPOSAL III. To approve an amendment to the Company's Second Restated
              Certificate of Incorporation to decrease the authorized number of shares of common stock from 50,000,000 to 20,000,000 shares.
                         For / /    Against / /    Abstain / /

PROPOSAL IV. To ratify the appointment of KPMG LLP, Certified Public
             Accountants, as the Company's independent auditors for the fiscal year ending December 31, 2001.
                          For / /    Against / /    Abstain / /

                           (CONTINUED ON OTHER SIDE)

    WHEN PROPERLY EXECUTED, THE PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN BELOW. YOU NEED NOT MARK ANY BOXES. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE "FOR" EACH PROPOSAL AND IN THEIR DISCRETION FOR ANY OTHER MATTERS COMING BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 16, 2001 and the Proxy Statement dated April 18, 2001.

                                          Date: ________________________________

                                          Signature: ___________________________
                                          Date: ________________________________
                                          Signature: ___________________________
                                          Please sign exactly as your name
                                          appears hereon. Joint owners should
                                          each sign. When signing as attorney,
                                          executor, trustee or guardian, please
                                          give full title as such.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.